Magal Board Responds to Position Letter Received From Shareholders

Yahud, ISRAEL, July 22, 2010  -- Magal S3's (NASDAQ:MAGS) Board of Directors Responds to Position Letter Received From Shareholders

Dear Shareholders of Magal Security Systems Ltd.

We have read the position letter of Clough Capital Partners, LP, Prescott Group Capital Management and Diker, GP LLC and were disappointed to see the numerous inaccuracies, half-truths and misinformation that is included in that letter. We wish to clarify the situation.

BOARD NOMINEES- PROPOSED MANAGEMENT TEAM

The dissident shareholders are being led by Mr. Yoav Stern, who was previously employed by Magal as Interim President beginning in November 2008 and as Interim President and Chief Executive Officer from February 2009 until July 2009.

During his tenure, Mr. Stern terminated, or caused the termination, of numerous senior employees (some of whom were improperly terminated) and caused an almost irreparable damage in the morale of the remaining employees. During his term in office the employees operated in a hostile environment and were terrified by his managerial style. Suppliers were insulted and the relationships of the Company with its business partners were harmed as a result of his arrogant and erratic behavior.

After Mr. Stern joined the Company, he clearly indicated to certain employees that his real intention was to cause a management buy-out where the shares of the Company would be purchased at a low price by management.

As to the other nominees, it is evident that most of them do not have any experience or knowledge with respect to perimeter security or homeland security. Mr. Israel (Relik) Shafir was recruited as an employee by Mr. Stern, spent less than a year in our company and in our opinion during this period, his contribution to the Company was minimal. While the nominees are not affiliated with the dissident shareholders, they are all associated with Mr. Stern as they served together in the Israeli Air Force and some of them have been or are presently his business partners.

Looking at Mr. Stern's and Mr. Nedivi's business background, we urge you to look into the financial results of Bogen Communications International, Inc., a former public company that is Co-Chaired by Mr. Stern and which reported an over 20% reduction in sales and a loss of $11.6 million in 2009, as well as the Chapter 11 filing of Kellstrom Industries Inc., which company was managed by Mr. Nedivi as President and CEO and Mr. Stern as Chairman.

On the other hand, the current Board of Directors of Magal represents a broad spectrum of experience and success in business and in the security market.

THIS BOARD RECEIVED THE SUPPORT OF MORE THAN 80% OF THE SHAREHOLDERS WHO PARTICIPATED IN THE LAST ANNUAL GENERAL MEETING OF THE COMPANY.

WASTEFUL EXPENDITURES/COMPENSATION

With respect to the compensation that was paid to Mr. Kobi Even-Ezra, the retired Chairman of the Board of Director of the Company, we would like to draw your attention to the fact that this compensation package was approved by shareholders (including the dissenting shareholders) at the Company’s 2007 Annual General Meeting.

We point out that Mr. Stern's consultancy agreement cost the Company approximately $500,000 (not including expenses) for a period of eight (8) months!

In addition, when Yoav left the Company, he demanded, and was paid, a sum equal to the 10% salary cut that he took and so proudly mentioned again and again.

You should also be aware that Mr. Stern demanded that he receive the following compensation package should he be hired as a permanent CEO:

•	monthly fee payments of NIS 177,500 (approximately US$45,000) namely an annual payment of approximately $540,000; plus

•	an annual performance bonus, which could have amounted to 170% of the annual salary; plus

•	options to purchase 400,000 ordinary shares of the Company.

FINANCIAL RESULTS OF THE COMPANY

As mentioned above, Mr. Stern led the Company during an eight month period during 2008-2009 and he cannot avoid assuming part of the responsibility for the Company's results during that period.

As we have explained before, the Company had to overcome the tumultuous period it underwent during Mr. Stern’s term in office.

The Board of Directors installed a new management team led by Mr. Eitan Livneh with the following priorities: to stabilize the Company, lift the morale of its employees and restore their confidence in the Company, while at the same time refocusing the Company’s position in the changing global markets. We are confident that the results of these steps taken by the Board and management will be apparent in the future.

SIGNIFICANT MANAGEMENT LOSS

We were astonished to read the allegation of the dissident shareholders that our current management was responsible for the turnover in management. The facts are that most of these employees were either terminated by Mr. Stern, some of them inappropriately, or left because of him, as described above.

FUTURE FINANCING

We have carefully reviewed the financing proposals that were solicited by the dissident shareholders, neither of which were ever delivered directly to the Company. The proposal from Optex is conditioned upon the replacement of this Board of Directors and therefore could not be considered by the Company. As to the proposal from Plenus, the Company will approach Plenus to gain greater clarification. For the time being, the only valid and binding undertaking that we have is Mr. Nathan Kirsh’s agreement to fund the Company as described in the proxy statement.

In connection with the rights offering, we intend to retain the services of a reputable banker to advise us as to the pricing and other terms of the offering to ensure that they are fair and equitable to ALL shareholders. The rights offering will allow any shareholder to subscribe for additional shares that are not subscribed for as a result of other shareholders not exercising their subscription rights.

As clearly stated in the proxy statement the proposed additional financing is being sought mainly in order to finance the Company’s strategic plan.

TO SUMMARIZE

We completely refute the allegations included in the position letter.

After working with Mr. Stern and observing his management style and personality, as well as his present inappropriate behavior, we are all of the opinion that the best interest of the Company and its shareholders would be best served by your voting AGAINST PROPOSALS 1A AND 1B AND FOR PROPOSAL 2.

Should you feel that further discussion or explanations are required please do not hesitate to contact Mr. Jacob Perry, the Chairman of the Company’s Board of Directors at JacobP@Magal-S3.com.

Very Truly Yours

The Board of Directors of Magal Security Systems Ltd.

Contact:
Magal S3
Eitan Livneh, President & CEO
Tel: +972-3-539-1444
Fax: +972-3-536-6245
Assistant: Ms. Elisheva Almog
E-mail: ElishevA@magal-s3.com

Financial Communication Public & Investor Relations
Hadas Friedman
Tel: +972-3-695-4333 Ext. 6
E-mail: hadas@fincom.co.il
Mobile: +972-54-230-3100